Exhibit 99.1

One Horizon Group Issues Business Update for the First Quarter Ended March 31, 2019

MIAMI, May 21, 2019 (GLOBE NEWSWIRE) -- One Horizon Group, Inc. (OTCQB: OHGI) (Company or One Horizon) today provided a business update and reported financial results for the first quarter ended March 31, 2019.

First Quarter 2019 Highlights:

●	Sold the Company’s majority interest in Banana Whale Studios, PTE, Ltd. (Banana Whale) for $2.0 million (USD) realizing an approximate $930,000 gain
●	Entered into an agreement to acquire a majority interest in MAHAM LLC (MAHAM), an innovative, technology-driven yoga studio with plans to launch a streaming platform for its yoga classes
●	Entered into a preliminary, non-binding letter of intent to acquire a majority interest in Redspots Creative (Hong Kong) Company Limited (Redspots Creative), a multi-media production company, in a stock transaction based on post-closing, future earnings

Mark White, Chief Executive Officer of One Horizon, stated, “We made significant progress during the first quarter. We began the year with the sale of our majority interest in Banana Whale, resulting in a gain of $930,000, as we decided to dedicate more of our attention to the various opportunities surrounding our 123Wish Platform.  Towards this end, in February, we entered into an exchange agreement with the members of MAHAM.  MAHAM is transforming the yoga industry by implementing 60-minute, high-intensity yoga ‘flow’ classes. These yoga classes are conducted with upbeat hip-hop and pop music that attracts celebrities, influencers and wellness-minded crowds in the prime location of Miami Beach, Florida. We intend to bring MAHAM yoga from Miami Beach to the world though our 123Wish Platform technology and streaming media capabilities. At the same time, we are diligently exploring potential white label contracts for our 123Wish Platform.”

“Within our Browning Productions & Entertainment business, the expansion of our ’Warrior’ franchise is an important element of our strategy. The first season (12 episodes) of Wine Warriors, the anchor for our Warriors series franchise, which aired on A&E’s FYI Network in 2016 and 2017, is now available on Amazon Prime.  We are also working on production of Whisky Warriors, which is in pre-production and is scheduled to launch later this year. More spin-offs are expected to come from this expanding franchise in the beverage and spirits space.”

“Additionally, we entered into a preliminary agreement to acquire a majority interest in Redspots Creative, a multi-media production company providing 2D and 3D video production services, as well as augmented/virtual reality (AR/VR) interactive technologies and products through a robust and proprietary AR platform. The AR/VR market is experiencing significant growth.  We anticipate this planned acquisition to be transformational to our business as we have the ability to leverage Redspots across our major media and digital platforms.”

“Overall, we continue to execute on our expansion strategy, setting the stage for sustained growth in the years ahead. Additionally, we reduced losses for the first quarter of 2019 compared to the same quarter in 2018 and have maintained a solid balance sheet with no long-term debt. We look forward to providing further updates as additional developments unfold,” concluded Mr. White.

Financial Results

Revenue was approximately $201,000 in the three months ended March 31, 2019 as compared to $274,000 for the three months ended March 31, 2018. The decline was primarily due to an expected reduction in the sale of secure messaging software and sponsorship revenue totaling approximately $200,000, offset mainly by income generated by Browning Productions & Entertainment, Inc.

Operating expenses, including general and administrative expenses and depreciation, were approximately $1.2 million and $2.2 million during the three months ended March 31, 2019 and 2018, respectively. The major cost reduction was in consulting costs including due diligence and legal costs [related to acquisition activities] in the three months ended March 31, 2018 as compared to no such costs being incurred in the three months ended March 31, 2019.

Net loss for the three months ended March 31, 2019 was approximately $0.7 million as compared to net loss of approximately $2.7 million for the same period in 2018. The reduction in losses is attributable to the disposition of the Company’s interest in Banana Whale in February 2019 and the reduction in acquisition related costs.

About One Horizon Group, Inc.

One Horizon Group, Inc. is a media and digital technology acquisition and software company, which owns Love Media House, a full-service music production, artist representation and digital media business. The Company also and holds a majority interest in 123Wish, a subscription-based, experience marketplace, as well as majority interest in Browning Productions & Entertainment, Inc., a full-service digital media and television production company.  For more information, see http://www.onehorizoninc.com/

Safe Harbor Statement

This news release may contain “forward-looking” statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks include such factors as the inability to enter into agreements with parties with whom we are in discussions, the uncertainty of consumer demand for the Company’s products, as well as additional risks and uncertainties that are identified and described in the Company’s SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Contact

Crescendo Communications, LLC
212-671-1021
OHGI@crescendo-ir.com